Exhibit 99.1

ContraVir Pharmaceuticals to Present at Biotech Showcase 2017

Edison, NJ, January 4, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will present at the Biotech Showcase 2017 to be held January 9-11, 2016, at the Hilton San Francisco Union Square.

James Sapirstein, Chief Executive Officer of ContraVir, will provide an overview of the Company’s business during his live presentation and will be available to participate in one-on-one meetings with investors who are registered to attend the conference.

Event:	Biotech Showcase 2017
Date:	Monday, January 9, 2017
Time:	10:00am (Pacific Time)
Location:	Hilton, Room 8, Ballroom level

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: Tenofovir Exalidex™ (formerly CMX157), a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine ™ (formerly FV-100), an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, Valnivudine™ has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686